CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

GE Investments Funds, Inc.:

We consent to the use of our report dated February 17, 2006, incorporated herein by reference, to the U.S. Equity Fund, S&P 500 Index Fund, Premier Growth Equity Fund, Value Equity Fund, Mid-Cap Equity Fund, Small-Cap Equity Fund, International Equity Fund, Income Fund, Total Return Fund, Money Market Fund, and Real Estate Securities Fund, each a series of GE Investments Funds, Inc., and to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountants” in the Statement of Additional Information.

Boston, Massachusetts

April 27, 2006